EXHIBIT 10.38

FIRST AMENDMENT TO
AMENDED AND RESTATED SUBORDINATED CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (herein called this “Amendment”) is made as of the 9th day of December, 2003, by and among BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (the “Borrower”), BRIGHAM EXPLORATION COMPANY, a Delaware corporation (“Brigham Exploration”), BRIGHAM, INC., a Nevada corporation (the “General Partner”), the lenders party to the Agreement from time to time (the “Lenders”), and THE ROYAL BANK OF SCOTLAND plc, as Agent (in such capacity, the “Agent”).

W I T N E S S E T H:

     WHEREAS, Borrower, Brigham Exploration and General Partner (collectively, the “Credit Parties”), Agent, and Lenders have entered into that certain Amended and Restated Subordinated Credit Agreement dated as of March 21, 2003 (as amended, restated, or supplemented to the date hereof, the “Original Agreement”), for the purposes and consideration therein expressed, pursuant to which Lenders made and became obligated to make loans to Borrower, which loans are unconditionally and irrevocably guaranteed by Brigham Exploration and General Partner (collectively, the “Guarantors”), all as therein provided;

     WHEREAS, Credit Parties, Agent, and Lenders desire to amend the Original Agreement for the purposes described herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS AND REFERENCES

     Section 1.1. Defined Terms. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment. As used herein, the following terms shall have the following meanings:

     “Amendment” means this First Amendment to Amended and Restated Subordinated Credit Agreement.

     “Credit Agreement” means the Original Agreement as amended by this Amendment.

ARTICLE II.
AMENDMENTS AND CONSENT

     Section 2.1. Definitions.

     (a) The definitions of “Business Day”, “Maturity Date” and “Proved Reserves” contained in Section 1.1 of the Original Agreement are hereby amended in their entirety to read as follows:

          “Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advance, a day of the year on which dealings are carried out by banks in the London interbank market.

          “Maturity Date” means March 21, 2009.”

          “Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question; “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions; “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions; and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.”

     (b) Section 1.1 of the Original Agreement is hereby amended to add certain new definitions which shall read as follows:

          “Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as at the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Calculated Total NPV” means at any time the Total NPV then most recently determined as of the date of an Engineering Report, provided that (a) in making any determination of Calculated Total NPV prior to and including December 31, 2004, any aggregate PDNP NPV and PUD NPV in excess of two-thirds of PDP NPV shall be excluded, so that at least 60% of Calculated Total NPV is comprised of PDP NPV, (b) in making any determination of Calculated Total NPV on and after December 31, 2004, any aggregate PDNP NPV and PUD NPV in excess of 53.85% of PDP NPV shall be excluded, so that at least 65% of Calculated Total NPV is comprised of PDP NPV, and (c) whenever, and for so long as, the Borrower fails to timely deliver an Engineering Report as required under Section 5.15, the Calculated Total NPV shall be deemed to be the Agent’s estimate of such amount made pursuant to Section 6.25(d).

          “Engineering Reports” means either an Independent Engineering Report or an Internal Engineering Report delivered by the Borrower pursuant to Section 5.15(a) or Section 5.15(b) as applicable, provided that each such report hereafter delivered must (a) separately report on Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves and separately calculate the NPV of each such category of Proved Reserves for the Borrower’s interest, (b) use a 9% discount rate and a price deck for each calendar year as described below in the definition of “NPV”, (c) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (d) identify and take into account any “over-produced” or “under-produced” status under gas balancing arrangements, (e) contain information and analysis comparable in scope to that contained in the initial Engineering Report, and (f) otherwise be in form and substance reasonably satisfactory to the Agent.

          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          “Eurodollar Rate” means, for each Interest Period, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) set forth on Telerate Page 3750 (or any replacement page) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on Telerate Page 3750 (or any replacement page), the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of The Royal Bank of Scotland plc in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Agent in respect of such Borrowing and for a period equal to such Interest Period.

          “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

          “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          “Federal Funds Effective Rate” means, with respect to each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Agent on such day from three Federal funds brokers of recognized standing selected by it.

          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

          “Independent Engineer” means Cawley, Gillespie & Associates or any other engineering firm reasonably acceptable to either the Agent or the Majority Lenders.

          “Independent Engineering Report” means a report, in form and substance satisfactory to the Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the calculation of Total NPV hereunder, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Lender.

          “Interest Period” means (a) the period beginning on the date on which this Amendment becomes effective and ending on the first Business Day of January 2004, and (b) each three-month period thereafter beginning on the first Business Day of a calendar quarter (i.e., a three month period consisting of (i) January, February and March, (ii) April, May and June, (iii) July, August and September, or (iv) October, November and December) and ending on but not including the first Business Day of the succeeding calendar quarter.

          “Interim Redetermination” is defined in Section 6.25(c).

          “Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the General Partner, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the calculation of Total NPV hereunder, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Lender.

          “Margin” means a rate per annum equal to 5.05%; provided however, that for the purpose of Advances made to Borrower pursuant to Section 2.05(d)(ii), the term “Margin” means a rate per annum equal to 4.05%.

          “NPV” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event:

     (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves,

     (b) appropriate adjustments shall be made for hedging operations; provided that: (i) Hydrocarbon Hedge Agreements with counterparties other than those which at the time such Hydrocarbon Hedge Agreement is made are either (A) a Lender or an Affiliate of a Lender, or (B) a counterparty rated at least A- or better by Standard & Poor’s or A3 or better by Moody’s Investor Services, shall not be taken into account to the extent that such Hydrocarbon Hedge Agreements improve the position of or otherwise benefit the Borrower or any of its Subsidiaries; and (ii) Hydrocarbon Hedge Agreements with counterparties which at the time such Hydrocarbon Hedge Agreement is made are either (A) a Lender or an Affiliate of a Lender, or (B) a counterparty rated at least A- or better by Standard & Poor’s or A3 or better by Moody’s Investor Services, shall not be subject to the limits in clause (c) immediately following,

     (c) the pricing assumptions used in determining NPV for any particular reserves shall be based upon the following price decks: (i) for natural gas, the Gas Strip Price, provided that if any Gas Strip Price is greater than $3.50 per MMBtu, the price shall be capped at $3.50 per MMBtu, and (ii) for crude oil, the Oil Strip Price, provided that if any Oil Strip Price is greater than $22 per barrel, the price shall be capped at $22 per barrel, and

     (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.

As used in this definition, “Gas Strip Price” means, for any calendar year following the effective date of an Engineering Report (or, with respect to the initial partial calendar year following the effective date of any Internal Engineering Report, for such partial year), the unweighted average of the quotations for deliveries of natural gas at Henry Hub, Louisiana for each future month during such year (or partial year) for which a futures price is quoted on the New York Mercantile Exchange (provided that for years after the last December for which such a futures price is quoted, the price used shall be the Gas Strip Price for the year ending with such December), and “Oil Strip Price” means, for any calendar year following the effective date of an Engineering Report (or, with respect to the initial partial calendar year following the effective date of any Internal Engineering Report, for such partial year), the unweighted average of the quotations for deliveries of light, sweet crude oil at Cushing, Oklahoma for each future month during such year (or partial year) for which a futures price is quoted on the New York Mercantile Exchange (provided that for years after the last December for which such a futures price is quoted, the price used shall be the Oil Strip Price for the year ending with such December). Each Gas Strip Price and Oil Strip Price shall be determined as of the effective date of the Engineering Report in which such price is to be used, provided that if such effective date is not a Business Day such determination shall be made on the first Business Day thereafter.

          “PDNP NPV” means the NPV of the Proved Developed Nonproducing Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the

Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PDNP NPV accordingly.

          “PDP NPV” means the NPV of Proved Developed Producing Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PDP NPV accordingly.

          “PUD NPV” means the NPV of any Proved Undeveloped Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PUD NPV accordingly.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not intending to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors).

          “Scheduled Redetermination” is defined in Section 6.25(c).

          “Total Debt” means all Debt of the Borrower and its consolidated Subsidiaries.

          “Total NPV” means, as of the date of any determination, the sum of (a) 100% of PDP NPV, plus (b) 100% of PDNP NPV, plus (c) 100% of PUD NPV, as each has been most recently determined (including any recalculations of PDP NPV, PDNP NPV and/or PUD NPV made by the Agent in accordance herewith). No category of reserves other than Proved Reserves shall be taken into account in determining Total NPV.

          “Wells” is defined in Section 5.15(d).

     Section 2.2. Illegality. Section 2.05 of the Original Agreement is amended to add a new Section 2.05(d), which reads as follows:

          “(d) Illegality. If any Lender shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 p.m. (New York time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made or maintained by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made or maintained by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, and (ii) such Lender shall simultaneously make an Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, with such Advance to accrue interest at a rate equal to the sum of the Base Rate from time to time in effect thereafter plus the Margin.

     Section 2.3. Interest. Section 2.09 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          “Section 2.09 Interest.

          (a) The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate (or in the case of Section 2.05(d), the Base Rate) for such Interest Period plus the Margin in effect from time to time, payable on the ending day of such Interest Period (each, an “Interest Payment Date”), provided that:

      (i) upon the occurrence and continuance of an Event of Default, such Advance shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2.00%,

     (ii) any amount of principal, interest, fees or any other amount which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Eurodollar Rate (or in the case of Section 2.05(d), the Base Rate) in effect from time to time plus the Margin plus 2.00%, and

     (iii) any rate charged pursuant to this Section 2.09(b) shall never exceed the Maximum Rate.

     (b) The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

     Section 2.4. Breakage Costs. Section 2.12 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          “Section 2.12 Breakage Costs. If (a) any default by the Borrower in making any borrowing or continuation of any Eurodollar Rate Advance in accordance with the provisions of this Agreement, (b) any payment of any Eurodollar Rate Advance is made prior to the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Subordinated Notes pursuant to Article VII, or otherwise, or (c) any default by the Borrower in making any prepayment of any Eurodollar Rate Advance after the Borrower has given notice thereof in accordance with the provisions of this Agreement, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Agent, pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.”

     Section 2.5. Increased Costs. Section 2.13 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          “Section 2.13 Increased Costs.

          (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          (b) Capital Adequacy. If any Lender or the Agent determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 30 days’ prior written notice by such Lender (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for the reduced rate of return on that capital of such Lender (but without duplication of amounts, if any, paid by the Borrower pursuant to Section 2.13(a) above), in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.”

     Section 2.6. Delivery of Engineering Reports. Article V of the Original Agreement is amended to add a new Section 5.15, which reads as follows:

          “Section 5.15 Delivery of Engineering Reports.

          (a) The Borrower shall deliver to the Agent and each of the Lenders on or before each February 15, beginning February 15, 2004, an Independent Engineering Report dated effective as of the immediately preceding December 31, together with such other reports, data and supplemental information as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

          (b) The Borrower shall deliver to the Agent and each Lender on or before each August 15, beginning August 15, 2004, an Internal Engineering Report dated effective as of the immediately preceding June 30, together with such other reports, data and supplemental information as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

          (c) If any Interim Redetermination is ever requested, the Borrower shall deliver to the Agent and each Lender on or before the 30th day after such request, an Internal Engineering Report dated effective as of the calendar month most recently ended prior to the delivery of such report, and such supporting information with respect thereto as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

          (d) With the delivery of each Engineering Report, the Borrower shall furnish to the Agent and the Banks a certificate from a Responsible Officer certifying that: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), (iii) none of the Borrower’s or its Subsidiaries’ Oil and Gas Properties have been sold since the date of the most recently delivered Engineering Report except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Agent, and (iv) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”) were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells.

     Section 2.7. Calculated Total NPV to Total Debt Ratio. Article V of the Original Agreement is amended to add a new Section 6.25, which reads as follows:

          “Section 6.25 Calculated Total NPV to Total Debt Ratio.

          (a) The Borrower will not at any time on or after December 31, 2003 permit the ratio of Calculated Total NPV to Total Debt to be less than 1.5 to 1.0.

          (b) Upon (i) any change to Calculated Total NPV pursuant to a Scheduled Redetermination or an Interim Redetermination or (ii) the incurrence of any Debt by the Borrower or any of its consolidated Subsidiaries, the Borrower will promptly, but in any event within fifteen (15) days after any such event, deliver a certificate of the chief financial officer of the General Partner setting forth the Total Debt of the Borrower and the Calculated Total NPV, both prior to and after giving effect to such event, and demonstrating compliance with Section 6.25(a), provided that no such certificate need be delivered in connection with any borrowing under the Senior Credit Agreement if immediately following such borrowing the Borrower remains in compliance with the covenant set out in Section 6.25(a).

          (c) Calculated Total NPV shall be calculated semi-annually in accordance with this Section 6.25, promptly following the delivery of each Engineering Report pursuant to Section 5.15(a) and (b), but in any event not later than April 30th of each year in the case of Engineering Reports delivered pursuant to Section 5.15(a) and October 31st of each year in the case of Engineering Reports delivered pursuant to Section 5.15(b), commencing April 30, 2004 (a “Scheduled Redetermination”). In addition, the Borrower may, by notifying the Agent thereof, and the Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Calculated Total NPV to be calculated between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 6.25. Promptly after receiving each Engineering Report delivered in connection with a Scheduled Redetermination or Interim Redetermination, and using the calculations of PDP NPV, PDNP NPV and PUD NPV contained therein (as well as any recalculations thereof made by Agent as provided for in the definitions of PDP NPV, PDNP NPV and PUD NPV) the Agent shall make any exclusions required pursuant to clauses (a) and (b) of the above definition of Calculated Total NPV and shall notify the Borrower and each Lender of the resulting Calculated Total NPV. Such Calculated Total NPV shall thereupon be used for the purposes of Section 6.25(a) until a new Calculated Total NPV is calculated or estimated pursuant to this Agreement. Each determination of Calculated Total NPV shall be made as of the date of the applicable Engineering Report.

          (d) In the event that the Borrower does not furnish to the Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (a), (b) or (c) of Section 5.15, as applicable, by the date specified in such clause, the Agent may, based on the information available to it, estimate the Total NPV and the resulting Calculated Total NPV from time to time thereafter until the Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, as applicable, or other information. Such estimated Calculated Total NPV shall thereupon be used for the purposes of Section 6.25(a) until a new Calculated Total NPV is calculated or estimated pursuant to this Agreement.

ARTICLE III.
CONDITIONS TO EFFECTIVENESS OF THE AMENDMENT

     Section 3.1. Effective Date. This Amendment shall become effective as of the date first above written when Agent shall have received all of the following:

          (a) this Amendment, duly authorized, executed and delivered by the Credit Parties, Agent, and each Lender, and in form and substance satisfactory to Agent;

          (b) payment of the amount that is necessary to reduce the principal amount of all Advances outstanding under the Original Agreement to US$20,000,000, in accordance with the procedures set out in Section 2.10(a), in satisfaction of Borrower’s obligations to the Lenders in respect of Borrower’s prior election to pay interest in kind pursuant to Section 2.09(a) of the Original Agreement;

          (c) copies of current insurance policies or certificates thereof that name the Senior Agent as loss payee or additional insured, as applicable, and the Agent as additional insured, certified by the Borrower’s insurance broker as true and correct copies thereof, and which are otherwise satisfactory to the Agent;

          (d) a favorable opinion dated as of the Closing Date of Thompson & Knight L.L.P., counsel to the Credit Parties, in form and substance satisfactory to the Agent;

          (e) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the Borrower of (A) the resolutions of the applicable governing body of the Borrower approving this Amendment, (B) the organizational documents of the Borrower (to the extent the same have changed since copies thereof were delivered in connection with the Original Agreement), and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment;

          (f) certificates of a Responsible Officer or the secretary or an assistant secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment;

          (g) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the applicable governing body of such Guarantor approving the Amendment, (B) the organizational documents of such Guarantor (to the extent the same have changed since copies thereof were delivered in connection with the Original Agreement), and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment;

          (h) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign this Amendment, the Security Instruments and the other Loan Documents to which such Guarantor is a party;

          (i) certificates from appropriate Governmental Authorities in Delaware, Texas and Oklahoma with respect to the good standing, existence and authority of the Borrower, certificates from appropriate Governmental Authorities in Delaware and Texas with respect to the good standing, existence and authority of Brigham Exploration and certificates from appropriate Governmental Authorities in Nevada and Texas with respect to the good standing, existence and authority of Brigham, Inc.;

          (j) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Amendment are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

          (k) an amendment fee in the amount of 0.35% of the aggregate Commitments for distribution to Lenders in accordance with their pro rata shares;

          (l) payment of the reasonable fees and disbursements of Chadbourne & Parke, LLP relating to this Amendment as provided in Section 10.04 of the Credit Agreement (provided that if such fees and disbursements have not been invoiced to the Borrower at least one day prior to the delivery of this Amendment, such payment will not be a condition to the effectiveness hereof and the Borrower will pay such fees and disbursements promptly after receipt of such an invoice);

          (m) a consent agreement, duly authorized, executed and delivered by Senior Agent, and in form and substance satisfactory to Agent, setting out Senior Agent’s acknowledgment of and consent to the amendments and modifications of the Original Agreement provided for in this Amendment as required pursuant to Section 3.3(c) of the Intercreditor and Subordination Agreement; and

          (n) such other documents as Agent may reasonably request.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

     Section 4.1. Representations and Warranties of the Credit Parties. In order to induce each Lender to enter into this Amendment, each Credit Party jointly and severally represents and warrants on the date hereof and as of the Effective Date to each Lender that:

          (a) The representations and warranties contained in Article IV of the Original Agreement are true and correct (except as such representations and warranties have been modified by the transactions contemplated herein) and no Event of Default under the Original Agreement has occurred which remains uncured.

          (b) Borrower is duly authorized to execute and deliver this Amendment and Borrower is and will continue to be duly authorized to borrow monies and to perform its obligations under the Credit Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment.

          (c) The execution and delivery by Borrower of this Amendment, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the certificate of incorporation and bylaws of Borrower or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment.

          (d) When duly executed and delivered, this Amendment, the Credit Agreement, and each other Subordinated Loan Document, as affected hereby, will be a legal and binding obligation of each Credit Party that is a party hereto and thereto enforceable against such Credit Party in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application.

          (e) The consolidated Financial Statements dated as of September 30, 2003 fairly present the consolidated financial position at such date of Brigham Exploration and its subsidiaries and their consolidated income and cash flow for the period ending on such date. Copies of such Financial Statements have heretofore been delivered to Agent. Since September 30, 2003, no Material Adverse Change has occurred.

          (f) Each Credit Party is Solvent.

ARTICLE V.
MISCELLANEOUS

     Section 5.1. Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. Without in any way modifying or limiting the foregoing, each of the undersigned Guarantors hereby (a) consents to the provisions of this Amendment and the transactions contemplated herein, and (b) ratifies and confirms its guaranty obligations made by it in favor of Agent for the benefit of each Lender pursuant to and in accordance with Article VIII of the Credit Agreement, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect. Any reference to the Credit Agreement in any Subordinated Loan Document shall be deemed to be a reference to the Original Agreement as hereby amended. The Subordinated Loan Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lenders under the Credit

Agreement, the Subordinated Note, or any other Subordinated Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Subordinated Note, or any other Subordinated Loan Document.

     Section 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of the Credit Parties herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making, granting or maintenance of the Advances, and shall further survive until all of the Subordinated Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by any Credit Party hereunder or under the Credit Agreement to any Lender shall be deemed to constitute representations and warranties by, and/or agreements and covenants of, such Credit Party under this Amendment and under the Credit Agreement.

     Section 5.3. Subordinated Loan Documents. This Amendment is a Subordinated Loan Document, and all provisions in the Credit Agreement pertaining to Subordinated Loan Documents apply hereto.

     Section 5.4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 5.5. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment.

     THIS AMENDMENT AND THE OTHER SUBORDINATED LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

     IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

BRIGHAM OIL & GAS, L.P.
By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

BRIGHAM EXPLORATION COMPANY
By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

BRIGHAM, INC.
By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

THE ROYAL BANK OF SCOTLAND plc, as Agent and Lender
By:	/s/ P. R. Ballard
P. R. Ballard
Senior Vice President